FIRST SAVINGS FINANCIAL GROUP, INC.’S BANK SUBSIDIARY

ADOPTS PLAN OF CHARTER CONVERSION

First Savings Bank, F.S.B. Plans to Convert to an Indiana Commercial Bank

Clarksville, Indiana; May 21, 2014 – First Savings Financial Group, Inc. (Nasdaq: “FSFG”) (the “Company”), the holding company for First Savings Bank, F.S.B. (the “Bank”), announced today that the Bank’s Board of Directors has adopted a plan of charter conversion, providing for the Bank’s conversion from a Federally-chartered savings bank to an Indiana-chartered commercial bank. The converted Bank intends to operate under the name “First Savings Bank” and apply for membership in the Federal Reserve System.

Larry W. Myers, President and Chief Executive Officer, said, “The proposed conversion to a commercial bank charter is an important step in the Bank’s evolution from a traditional thrift institution focused primarily on residential mortgage lending to a full-service community financial institution. The charter conversion will allow us to continue to execute our plan to grow our commercial banking business.”

Upon the effectiveness of the Bank’s conversion to a Fed-member, Indiana-chartered commercial bank, the Federal Reserve Board (the “FRB”) will be the primary federal regulator of the converted Bank, replacing The Office of the Comptroller of the Currency, the Bank’s current primary federal regulator. The Federal Deposit Insurance Corporation will continue to insure the converted Bank’s deposit accounts to the fullest extent permitted by law, without interruption. The Indiana Department of Financial Institutions also will regulate the converted Bank. The FRB will continue to regulate the Company; however, the Company will operate as a bank holding company rather than as a savings and loan holding company.

The charter conversion is expected to be effective in the fourth calendar quarter of 2014, subject to the receipt of customary regulatory approvals.

First Savings Bank, F.S.B. has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank, F.S.B. accounts, including online banking and electronic bill payment, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This press release may contain certain forward-looking statements which are based on management’s current expectations and plans regarding the proposed charter conversion. Forward-looking statements often contains the words “plans, “expects,” “intends” or similar words. Factors that could cause future results to vary materially from current management expectations and plans include, but are not limited to, the ability to obtain the required regulatory approvals and authorizations to consummate the proposed charter conversion, the existence of any conditions contained in such approvals and authorizations that may have a material adverse effect on the Company’s and the Bank’s respective business and operations, and delays in obtaining such approvals and authorizations. Except as may be required by applicable law and regulation, the Company disclaims any duty to update any such forward-looking statements.

Contact:

Larry W. Myers

President and Chief Executive Officer

First Savings Financial Group, Inc.

First Savings Bank, F.S.B.

(812) 283-0724